As filed with the U.S. Securities and Exchange Commission on February 14, 2025
Registration No. 333-262537

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-262537
UNDER
THE SECURITIES ACT OF 1933

INNOVID CORP.
(Exact name of registrant as specified in its charter)

Delaware	87-3769599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
116 E 16th Street
New York, New York 10003
+1 (212) 966-7555
 (Address of principal executive offices, including zip code)

Innovid Corp. 2021 Incentive Award Plan
Innovid Corp. 2021 Employee Stock Purchase Plan
Global Share Incentive Plan (2008)
(Full title of the plans)

Anthony Callini
Chief Financial Officer
116 E 16th Street
New York, New York 10003
+1 (212) 966-7555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jason Licht, Esq.
Samuel D. Rettew, Esq.
Latham & Watkins LLP
555 11th St NW, Suite 1000
Washington, D.C. 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) is being filed by Innovid Corp., a Delaware corporation (the “Company”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement on Form S-8 (No. 333-262537) originally filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 4, 2022 and as amended or supplemented to date, as of the date hereof (the “Registration Statement”), registering 40,000,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) under the Innovid Corp. 2021 Omnibus Incentive Plan, 6,500,000 shares of Common Stock under the Innovid Corp. 2021 Employee Stock Purchase Plan and 11,389,321 shares of Common Stock under the Global Share Incentive Plan, respectively.

As previously disclosed, on November 21, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Mediaocean LLC, a Delaware limited liability company (“Parent”), and Ignite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on February 13, 2025, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware. As a result of the Merger, the offering pursuant to the Registration Statement is being terminated.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. As of the date hereof, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates any offering of such securities pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 14, 2025.

INNOVID CORP.

Date: February 14, 2025	By:	/s/ Anthony Callini
	Name:	Anthony Callini
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the specified registration statement on Form S-8 on behalf of the Company in reliance upon Rule 478 under the Securities Act of 1933, as amended.